                                                                   EXHIBIT 10.24
                                                                [EXECUTION COPY]

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                            STOCK PURCHASE AGREEMENT


                                  by and among


                        WESTLAND PARK AVENUE CORPORATION,


                         WESTLAND HOLDING COMPANY, INC.


                                       and


                           CENTERMARK PROPERTIES, INC.


                            Dated as of May 13, 1996


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

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
                                    ARTICLE I
                           PURCHASE AND SALE OF SHARES

1.1   Purchase and Sale................................................    1
1.2   Closing..........................................................    1
1.3   Consideration and Payment........................................    1
1.4   Adjustments to Initial Purchase Price............................    2
1.5   Schedules........................................................    4

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

2.1   Representations and Warranties of Sellers........................    5
2.2   Representations and Warranties of Purchaser......................   20

                                   ARTICLE III
                                    COVENANTS

3.1   Interim Operation of the Company and Subsidiaries................   22
3.2   No Encumbrances..................................................   22
3.3   Filings; Other Action............................................   23
3.4   Confidentiality..................................................   23
3.5   Records..........................................................   24
3.6   Public Disclosure................................................   24
3.7   Estoppel Certificates............................................   24
3.8   Covenants Relating to Taxes......................................   25
3.9   Due Diligence Investigation......................................   29
3.10  No Encumbrance Upon Credit Support...............................   30

                                   ARTICLE IV
                                   CONDITIONS

4.1   Conditions to Obligations of Sellers and Purchaser...............   30

4.2   Conditions to Obligations of Sellers.............................   31
4.3   Conditions to Obligations of Purchaser...........................   32

                                    ARTICLE V
                                   TERMINATION

5.1   Termination......................................................   33
5.2   Effect of Termination............................................   33

                                   ARTICLE VI
                                 INDEMNIFICATION

6.1   Survival of Representations and Warranties.......................   34
6.2   Indemnification by Purchaser and the Company.....................   34
6.3   Indemnification by Seller........................................   35
6.4   Defense of Claims................................................   36
6.5   Subrogation......................................................   37

                                   ARTICLE VII
                            MISCELLANEOUS AND GENERAL

7.1   Payment of Expenses..............................................   37
7.2   Modification and Amendment.......................................   37
7.3   Counterparts.....................................................   38
7.4   Governing Law....................................................   38
7.5   Notices..........................................................   38
7.6   Entire Agreement.................................................   39
7.7   Assignment.......................................................   39
7.8   Captions.........................................................   39
7.9   Further Assurances...............................................   39

                                    SCHEDULES

SCHEDULE 1.4(a)               Value Adjustments
SCHEDULE 2.1(a)(i)            Wholly Owned Partnerships
SCHEDULE 2.1(a)(ii)           Subsidiaries
SCHEDULE 2.1(c)(i)            Citibank Lien
SCHEDULE 2.1(c)(ii)           Capital and Ownership of Subsidiaries
SCHEDULE 2.1(d)(ii)           Contract Exceptions

SCHEDULE 2.1(e)               Financial Statements
SCHEDULE 2.1(f)               Liabilities and Obligations
SCHEDULE 2.1(g)               Absence of Certain Changes
SCHEDULE 2.1(h)(ii)           Properties--Encumbrances; Indebtedness
SCHEDULE 2.1(h)(iii)          Properties--Defaults
SCHEDULE 2.1(h)(iv)           Properties--Ground Leases, Mortgages and
                                Reciprocal Easement Agreements
SCHEDULE 2.1(i)               Benefit Plans
SCHEDULE 2.1(i)(iv)           Benefit Plans--Post Employment Benefits
SCHEDULE 2.1(k)               Litigation and Other Claims
SCHEDULE 2.1(l)               Labor Matters
SCHEDULE 2.1(m)               Tax Matters
SCHEDULE 2.1(n)               Insurance
SCHEDULE 2.1(p)               Environmental Reports
SCHEDULE 2.1(q)               Major Contracts
SCHEDULE 2.1(r)               Intellectual Property
SCHEDULE 2.1(t)               Condition of Properties and Improvements
SCHEDULE 2.1(u)               Personal Property
SCHEDULE 2.1(v)               Bank Accounts
SCHEDULE 3.7                  Survey Specifications
SCHEDULE 3.8(l)               Allocation
SCHEDULE 4.3(g)               Release of WPI
SCHEDULE 6.3(c)               Indemnified Litigation

                            GLOSSARY OF DEFINED TERMS

Defined Term                                 Section Where Defined
------------                                 ---------------------

Arbiter                                           1.4(b)(ii)
Agreement                                         Preamble
Audited Financial Statements                      2.1(e)
Benefit Plans                                     2.1(i)(i)
Citibank                                          1.4(a)(i)
Citibank Lien                                     2.1(c)(i)
Closing                                           1.2
Closing Date                                      1.2
Closing Date Purchase Price                       1.4
Code                                              2.1(i)(ii)
Commutation Agreement                             4.3(g)
Company                                           Recitals
Connecticut Notification Statute                  2.1(d)(i)
Connecticut Post Mall                             4.1(d)
Contracts                                         2.1(d)(ii)
Employees                                         2.1(i)(i)
Encumbrances                                      2.1(c)(i)
Environmental Law                                 2.1(p)
ERISA                                             2.1(i)(i)
ERISA Affiliate                                   2.1(i)(vii)
Formerly Owned Properties                         6.3(b)
GAAP                                              1.4(a)(i)
Hazardous Substance                               2.1(p)
H-S-R Act                                         2.1(d)(i)
Initial Purchase Price                            1.1
Laws                                              2.1(d)(ii)
Losses                                            6.2(a)
Major Contract                                    2.1(q)
Material Adverse Effect                           2.1(a)
NAB                                               4.1(d)
Order                                             4.1(a)
Organizational Documents                          2.1(c)(iii)
Pension Plan                                      2.1(i)(ii)

Defined Term                                 Section Where Defined
------------                                 ---------------------

Plans                                             2.1(i)(ii)
Pre-Closing Tax Period                            3.8(a)
Properties                                        2.1(h)(i)
Purchase Price                                    1.1
Purchaser                                         Preamble
Purchaser Indemnified Parties                     6.3(a)
Qualified Entity                                  2.1(m)
Records                                           3.5(a)
Reports                                           2.1(p)
Seller                                            Preamble
Sellers                                           Preamble
Seller Indemnified Parties                        6.2(a)
Shares                                            Recitals
Subsidiaries                                      2.1(a)
South Shore Mall                                  4.1(d)
Subsidiary                                        2.1(a)
Supplemental Schedule                             3.9(b)
Tax                                               2.1(m)
Tax Loss                                          3.8(b)(ii)
Tax Return                                        2.1(m)
Taxes                                             2.1(m)
Tenant Allowances                                 1.4(a)(ii)
Trademarks                                        2.1(r)
Unaudited Financial Statements                    2.1(e)
WCI                                               4.3(g)
Westside Pavilion Mall                            4.1(e)
WHC                                               Preamble
Wholly Owned Partnerships                         2.1(a)
WPAC                                              Preamble
WPI                                               2.1(c)(ii)

                            STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT (hereinafter called this "AGREEMENT"), dated as of May 13, 1996, by and among WESTLAND PARK AVENUE CORPORATION, a Delaware corporation ("WPAC"), WESTLAND HOLDING COMPANY, INC., a Delaware corporation ("WHC"; WPAC and WHC are hereinafter referred to individually as "SELLER", and collectively as "SELLERS"), and CENTERMARK PROPERTIES, INC., a Missouri corporation ("PURCHASER").

                                    RECITALS

          WHEREAS, WPAC owns 250 shares and WHC owns 750 shares of the 1,000 issued and outstanding shares of common stock, par value $.01 per share (the "SHARES"), of Westland HC I, Inc., a Delaware corporation (the "COMPANY"); and

          WHEREAS, Purchaser desires to purchase the Shares, and each Seller desires to sell the Shares which it owns, upon the terms and subject to the conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, Sellers and Purchaser hereby agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF SHARES

          1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell, transfer, convey and assign to Purchaser those Shares which it owns, and Purchaser agrees to purchase, the Shares, for an aggregate price equal to U.S. $78,000,000 (the "INITIAL PURCHASE PRICE"), subject to adjustment as provided in Section 1.4 and Section 3.8(h) of this Agreement (as so adjusted, the "PURCHASE PRICE"), which Purchase Price shall be payable in cash as provided in Section 1.3(a). The Purchase Price shall be paid 25% to WPAC and 75% to WHC.

          1.2 CLOSING. The closing of the purchase and sale of the Shares (the "CLOSING") shall take place at the offices of Mayer, Brown & Platt, located at 350 South Grand Avenue, Los Angeles, California 90071 (a) at 10:00 A.M., Pacific Daylight Time, on July 1, 1996, or (b) at such other time, date and/or place as Sellers and Purchaser may agree. The date and time at which the Closing actually occurs is referred to as the "CLOSING DATE".

          1.3 CONSIDERATION AND PAYMENT. Upon the terms and subject to the conditions of this Agreement, at the Closing:

          (a) Purchaser shall deliver, or cause to be delivered, to WPAC cash, representing 25% of the Purchase Price, by Fedwire transfer of immediately available funds to an account of WPAC maintained at a Federal Reserve System bank located in the continental United States. WPAC agrees to designate such account by giving written notice thereof to Purchaser no later than one business day prior to the Closing Date.

          (b) Purchaser shall deliver, or cause to be delivered, to WHC cash, representing 75% of the Purchase Price, by Fedwire transfer of immediately available funds to an account of WHC maintained at a Federal Reserve System bank located in the continental United States. WHC agrees to designate such account by giving written notice thereof to Purchaser no later than one business day prior to the Closing Date.

          (c) Sellers shall deliver, or cause to be delivered, to Purchaser a certificate or certificates representing their respective interests in the Shares duly endorsed in blank with stock powers attached duly executed in blank, in proper form for transfer.

          1.4 ADJUSTMENTS TO INITIAL PURCHASE PRICE. The Initial Purchase Price shall be adjusted to determine the price to be paid at the Closing based on the amount of the adjustments described in paragraph (a) below, agreed upon by the parties hereto three business days prior to the Closing (such adjusted price, the "CLOSING DATE PURCHASE PRICE").

          (a) (i) The Initial Purchase Price shall be increased by the amount by which the consolidated current assets of the Company's Subsidiaries exceed the consolidated current liabilities of the Company's Subsidiaries, or decreased by the amount by which the consolidated current liabilities of the Company's Subsidiaries exceed the consolidated current assets of the Company's Subsidiaries, in either case, determined as of the Closing Date in accordance with generally accepted accounting principles ("GAAP") applied in a manner consistent with the Audited Financial Statements (as hereinafter defined), subject to the provisions set forth in SCHEDULE 1.4(a), but (x) excluding the outstanding indebtedness to Citibank, N.A. ("CITIBANK") under the Second Amended and Restated Credit Agreement and related documents (effective date: December 10, 1993), as amended, and the current portion of long-term liabilities consisting of mortgage debt and deferred taxes, (y) including as current liabilities any items that are accrued or should be accrued as liabilities (whether or not current) under plans of deferred compensation, defined benefit plans or supplemental employee retirement plans and (z) including as current liabilities all reserves and accruals (excluding any reserve for deferred taxes or any reserve related to that certain Notice of Deficiency described in Section 3.8(b)(i)(B)) maintained for Taxes (as defined below) in respect of the Pre-Closing Tax Period (as defined below).

          (ii) Unless accrued as a current liability pursuant to clause (a)(i) above, the Initial Purchase Price shall be further decreased by an amount equal to the Company's or the Subsidiaries' share of all "Tenant Allowances" which are unpaid as of the Closing Date with respect to leases which are signed by all parties thereto prior to May 14, 1996. As used herein, the term "TENANT ALLOWANCES" means all tenant improvement costs to be paid by the Company or the Subsidiaries and all cash allowances to tenants for tenant improvements and rent abatements.

          (b) (i) A preliminary list of all adjustments pursuant to Section 1.4(a) shall be prepared by Sellers in good faith after consultation with Purchaser and delivered to Purchaser at least seven days prior to the Closing Date. Purchaser and its representatives will be entitled to have full access to all books, records and other documents relating to the amounts to be adjusted. A final list of all adjustments made pursuant to
     Section 1.4(a), determined as of the Closing Date, shall be prepared jointly by Purchaser and Sellers on or prior to the 90th day following the Closing Date. Purchaser shall have 7 business days in which to review Sellers' determination of the final Purchase Price. If Purchaser does not provide notice of any dispute within such 7 business day period, such determination shall be deemed accepted by Purchaser. If Purchaser disputes Sellers' determination, the parties shall attempt to resolve such dispute. Sellers shall have full access after the Closing to all books, records and other documents relating to the amounts to be adjusted. An initial adjustment and payment of the net amount of the adjustment to which Sellers or Purchaser may be entitled under Section 1.4(a) shall be made to the Initial Purchase Price at the Closing Date, and a final adjustment and payment of the net amount of adjustments made pursuant to Section 1.4(a) shall be made on or before the 100th day following the Closing Date, except to the extent there is a dispute between Sellers and Purchaser with respect to items included on such list.

          (ii) If there is an unresolved dispute between Sellers and Purchaser with respect to the adjustments prepared pursuant to Section 1.4, such dispute shall be resolved as expeditiously as possible by Ernst & Young, LLP (the "ARBITER").
     The decision of the Arbiter shall be final and binding upon Sellers and Purchaser and the parties agree that the provisions of this Section 1.4 shall be deemed an arbitration provision and may be enforced in any court of competent jurisdiction. The parties shall be responsible for their respective expenses in connection with such resolution, except that the fees of the Arbiter shall be paid half by Sellers and half by Purchaser. An amount equal to the net aggregate amount of such finally determined adjustment (if any) shall be paid promptly to Sellers or to Purchaser, as applicable.

          (iii) Any adjustment to be paid by Sellers to Purchaser shall be paid in cash, 25% by WPAC and 75% by WHC; PROVIDED, HOWEVER, that WPAC and WHC shall be jointly and severally liable for 100% of any such adjustment. Any adjustment to be paid by Purchaser to Sellers shall be paid 25% to WPAC and 75% to WHC.

          1.5 SCHEDULES. The parties have agreed to execute and deliver this Agreement prior to the preparation, review and acceptance by each of them of the Schedules to this Agreement. Promptly after such execution and delivery, Sellers agree to prepare such Schedules and to deliver them to Purchaser for its review and acceptance no later no later than June 3, 1996. Purchaser and Sellers will cooperate fully in connection with preparing the Schedules. Such Schedules will be deemed part of this Agreement and incorporated herein only upon their written acceptance by Purchaser and Sellers. Notwithstanding anything to the contrary set forth in this Agreement, the representations and warranties contained in Section 2.1 that are qualified by a Schedule shall be made by Sellers at the time such Schedules are accepted. If the Schedules disclose facts or circumstances which are not disclosed in the Summary Due Diligence Memorandum of Westland Properties, Inc., dated May 6, 1996, prepared by Mayer, Brown & Platt on behalf of Purchaser and which, individually or in the aggregate, have materially and adversely affected or are reasonably likely to materially and adversely affect the financial condition or value of the Company, Purchaser shall notify Sellers in writing not less than ten business days after acceptance of the Schedules. If Purchaser so notifies Sellers, Sellers shall have the right to notify Purchaser of their intention to cure such fact or circumstance within five business days after receipt of Purchaser's notice through a reduction in the Purchase Price by the amount of such effect on the financial condition or value of the Company, or in such other manner as is reasonably satisfactory to Sellers and Purchaser. In the event that Sellers decline to cure such fact or circumstance, or fails to do so by the second business day preceding the Closing or in a manner reasonably satisfactory to Purchaser, Purchaser shall have the right to terminate this Agreement by written notification to Sellers. In the event Purchaser fails to so terminate the Agreement, the right of Purchaser to terminate this Agreement pursuant to this Section 1.5 shall automatically expire and be of no further force or effect.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

          2.1 REPRESENTATIONS AND WARRANTIES OF SELLERS. Except for the representations and warranties set forth in Section 2.1(b)(i) and (ii) which shall be deemed to be made by WPAC with respect to 2.1(b)(i) and WHC with respect to 2.1(b)(ii), the representations and warranties set forth herein are made jointly and severally by Sellers. "Knowledge" for all purposes of this Agreement shall mean the actual knowledge of Richard Green, Peter Lowy and Mark Stefanek after due inquiry, including due inquiry of officers, employees, advisors and representatives of the Company and the Subsidiaries involved in the transactions contemplated by this Agreement. Nothing in the preceding sentence shall be construed to impose personal liability on Messrs. Green, Lowy and Mark Stefanek. To the extent that Messrs. Green, Lowy and Stefanek are or become directors and/or officers of Purchaser, their knowledge of Sellers, the Company, the Subsidiaries and their respective businesses and operations shall not be imputed to Purchaser for purposes of this Agreement. Except as modified by a Supplemental Schedule (as hereinafter defined), Sellers hereby represent and warrant to Purchaser that:

          (a) CORPORATE ORGANIZATION AND QUALIFICATION OF THE COMPANY. The Company and each of its corporate Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and, to the knowledge of Sellers, is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any such failure to be in good standing as a foreign corporation which has not had and would not reasonably be likely to have a material adverse effect on the financial condition, business or results of operations of the Company and the Subsidiaries, taken as a whole ("MATERIAL ADVERSE EFFECT"). The Company and each of the corporate Subsidiaries has the requisite corporate power and authority to carry on in all material respects its business as it is now being conducted. Each of the partnerships listed on
     SCHEDULE 2.1(a)(i) (collectively, the "WHOLLY OWNED PARTNERSHIPS") is a partnership duly organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization, to the knowledge of Sellers, is (to the extent applicable) in good standing as a foreign partnership in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, is wholly owned by the Company and/or one or more Subsidiaries and has the requisite partnership power and authority to carry on in all material respects its business as it is now being conducted. SCHEDULE 2.1(a)(ii) sets forth a correct and complete list of each direct and indirect corporate Subsidiary of the Company and each Wholly Owned Partnership (individually a
     "SUBSIDIARY" and collectively the "SUBSIDIARIES"), the jurisdiction of organization of the Company and each Subsidiary and the jurisdictions where the Company and each Subsidiary is qualified to do business.

          (b) SELLERS. (i) WPAC is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by WPAC has been authorized and approved by all corporate action required on the part of WPAC. This Agreement has been duly executed and delivered by WPAC and constitutes a valid and legally binding agreement of WPAC enforceable against WPAC in accordance with its terms.

          (ii) WHC is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this

     Agreement by WHC has been authorized and approved by all corporate action required on the part of WHC. This Agreement has been duly executed and delivered by WHC and constitutes a valid and legally binding agreement of WHC enforceable against WHC in accordance with its terms.

          (c)  AUTHORIZED CAPITAL; ORGANIZATIONAL DOCUMENTS.

          (i) The total authorized capital stock of the Company consists of 10,000 shares of Common Stock, $.01 par value per share, of which 1,000 shares are issued and outstanding and owned beneficially and of record by Sellers and no shares are held in the treasury of the Company. The Shares have been duly authorized and are validly issued, fully paid and nonassessable and the Shares are owned directly by Sellers, free and clear of any lien, encumbrance, security interest or pledge ("ENCUMBRANCES"), except for the pledge in favor of Citibank made pursuant to that certain pledge agreement more particularly described in SCHEDULE 2.1(c)(i) (the "CITIBANK LIEN"). There are no existing options, warrants, calls, rights, commitments or other similar arrangements relating to the Shares or the capital stock of the Company or to any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company, any shares of capital stock or other securities or obligations of the Company. Upon delivery of the Shares and payment therefor pursuant hereto, good and valid title to the Shares, free and clear of all Encumbrances other than the Citibank Lien, will pass to Purchaser.

          (ii) To the knowledge of Sellers, SCHEDULE 2.1(c)(ii) contains a complete and correct description of the shares of stock or other equity interests of each Subsidiary that are authorized and that are issued and outstanding, and, with respect to such issued and outstanding shares, the beneficial and record owner thereof. All of the issued and outstanding shares of capital stock of or partnership interests in each of the Subsidiaries are owned, directly or indirectly, by the Company free and clear of all Encumbrances, except for the Citibank Lien. All of the issued and outstanding shares of capital stock of Westland Properties, Inc., a Delaware corporation ("WPI"), have been duly authorized and are validly issued, fully paid and nonassessable, and are owned, beneficially and of record, by the Company. To the knowledge of Sellers, all of the issued and outstanding shares of capital stock of, or partnership interests in, each of the Subsidiaries of the Company other than WPI have been duly authorized and are validly issued, and, in the case of the corporate Subsidiaries other than WPI, are fully paid and nonassessable. To the knowledge of Sellers, there are no existing options, warrants, calls, rights, commitments or other similar arrangements relating to the capital stock of or partnership interests in any of the Subsidiaries or to any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from any of the Subsidiaries, any shares of capital stock or other securities or obligations of or partnership interests in any of the Subsidiaries.

          (iii) Sellers have delivered or made available to Purchaser (A) complete and correct copies of the certificates of incorporation and by-laws as in effect on the date hereof of the Company and WPI and
     (B) copies which, to the knowledge of Sellers, are complete and correct of the certificates or articles of incorporation, by-laws and partnership agreements as in effect on the date hereof of the Company's Subsidiaries other than WPI (collectively, the "ORGANIZATIONAL DOCUMENTS").

          (d)  GOVERNMENTAL FILINGS AND CONSENTS; NO VIOLATIONS.

          (i) Other than the filings required to be made pursuant to the Connecticut Hazardous Waste Laws, Connecticut General Statutes Chp. 445,
     Section 22-134 ET SEQ. (the "CONNECTICUT NOTIFICATION STATUTE"), to the knowledge of Sellers, no notices, reports or other filings (other than notices, reports or other filings that may be required pursuant to laws relating to Taxes) are required to be made by either Seller, the Company or any Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by either Seller, the Company or any Subsidiary from, any governmental or regulatory authorities in connection with the execution, delivery and performance by Sellers of this Agreement, the failure to make or obtain any or all of which would reasonably be likely to (A) have a Material Adverse Effect or (B) prevent or materially delay the transactions contemplated by this Agreement. Sellers and Purchaser have been advised by their respective counsel that no filing is required to be made pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("H-S-R ACT").

          (ii) The execution, delivery and performance by Sellers of this Agreement does not, and will not, constitute or result in (x) a breach or violation of the certificate of incorporation or by-laws of either Seller, the Company or WPI, (y) to the knowledge of Sellers, a breach or violation of the certificate or articles of incorporation or by-laws or partnership agreement of any Subsidiary (other than WPI), or (z) except as provided in
     SCHEDULE 2.1(d)(ii), to the knowledge of Sellers, a breach or violation of, a default under, or the creation of an Encumbrance on assets (with or without the giving of notice or the lapse of time or both) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (collectively, "CONTRACTS") material to Sellers, the Company or any Subsidiary or any of the Properties (as hereinafter defined), or any law, rule, ordinance or regulation or judgment, decree, order or award (collectively, "LAWS") to which Sellers, the Company or any Subsidiary or any of the Properties is subject, other than with respect to any Laws or Contracts (excluding any joint venture agreement or mortgage or loan document) any such breach, violation, default or Encumbrance that, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect, provided that no such breach, violation or default with respect to any item referred to in this
     Section 2.1(d)(ii) could prevent or materially delay the transactions contemplated by this Agreement.

          (e) FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 2.1(e) are the audited consolidated financial statements of the Company's Subsidiaries for the fiscal year ended June 30, 1995 (collectively, the "AUDITED FINANCIAL STATEMENTS"), and the unaudited consolidated financial statements of the Company's Subsidiaries for the 6-month period ended December 31, 1995 (collectively, the "UNAUDITED FINANCIAL STATEMENTS"). The Audited Financial Statements have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the Company's Subsidiaries at the time therein indicated and their results of operations for the fiscal year then ended. The Unaudited Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position of the Company's Subsidiaries as at the time therein indicated and their results of operations for the period then ended, subject to normal year-end adjustments and the inclusion of footnotes.

          (f) MATERIAL ADVERSE CHANGE. Except (i) to the extent reflected on, reserved against or otherwise disclosed in the Audited Financial Statements and/or Unaudited Financial Statements, (ii) as set forth in SCHEDULE 2.1(f), (iii) to the extent disclosed in the review prepared by Ernst & Young, LLP and delivered to Purchaser and (iv) for liabilities or obligations arising in the ordinary course of business since December 31, 1995, to the knowledge of Sellers, none of the Company or Company's Subsidiaries has any material liabilities or obligations, including contingent liabilities, of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP consistently applied. Since December 31, 1995, there has been no material adverse change in the financial condition or results of operations of the Company or Company's Subsidiaries, taken as a whole, or, to the knowledge of Sellers, the occurrence of any event which would reasonably be likely to result in any such change.

          (g) ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 2.1(g) or as expressly contemplated in this Agreement, since June 30, 1995, to the knowledge of Sellers, the Company and its Subsidiaries have conducted their businesses only in accordance with, and neither the Company nor the Subsidiaries have engaged in any material transaction other than according to, the ordinary course of such business, consistent with past practice, and there has not been: (i) any change by the Company or its Subsidiaries in accounting principles, practices or methods which has had or is reasonably likely to have a Material Adverse Effect or (ii) any lapse of any right under any contract of the Company or any Subsidiary or forgiveness of any debt of a third party by the Company or any Subsidiary or any damage to or destruction of any of the Properties, which has had or is reasonably likely to have a Material Adverse Effect.

          (h)  REAL PROPERTY.

          (i) To the knowledge of Sellers, the lease analysis reports furnished by Sellers to Purchaser prior to the date hereof identifying the tenants, base rent, percentage rent, breakpoints, common area maintenance cost allocations, recoveries, tenant allowances and capital costs, commencement date and expiration date of leases to tenants in the shopping centers owned by the Company and the Subsidiaries and the schedules of leases signed since December 31, 1995 which do not appear on the lease analysis reports furnished by Sellers to Purchaser prior to the date hereof are true, correct and accurate as of the date of preparation of such information, except for any such inaccuracies which, when taken as a whole, would not have a Material Adverse Effect.

          (ii) To the knowledge of Sellers, the Company and the Subsidiaries have insurable title to the real property owned or leased by each of them (the "PROPERTIES"), a schedule of which Properties is attached hereto as
     SCHEDULE 2.1(h)(ii), free and clear of all Encumbrances, except (A) those described in any schedule to the title insurance policies and "title bring downs" listed on SCHEDULE 2.1(h)(ii)(a) hereto and rights of existing tenants referred to in Section 2.1(h)(i), (B) the mortgage indebtedness set forth on SCHEDULE 2.1(h)(ii)(b) hereto, (C) mechanics', carriers', workers' or other like liens arising or incurred in the ordinary course of business, liens for taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty, subject to proration, (D) easements, covenants, rights-of-way and other Encumbrances or restrictions of record (other than those referred to in clause (A) or (F)) that, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect, (E) zoning, building and other similar restrictions that do not and will not have a Material Adverse Effect and (F) those Encumbrances that, individually or in the aggregate, are not material in character, amount or extent and do not and will not materially adversely affect the title to or the present use of the property subject thereto or affected thereby or otherwise materially impair the operation of the businesses of the Company and the Subsidiaries, taken as a whole, as presently conducted.

          (iii) Except as described on SCHEDULE 2.1(h)(iii) hereto, to the knowledge of Sellers, neither the Company nor any of the Subsidiaries is in default under the provisions of any lease, ground lease, mortgage or operating agreement which, individually or in the aggregate, has had or would reasonably be likely to have a Material
     Adverse Effect, and no event that, with the giving of notice or the passage of time or both, would constitute a default on the part of the Company or any such Subsidiary has occurred and is continuing unremedied or unwaived, which, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect.
     To the knowledge of Sellers, neither the Company nor any Subsidiary has received notice of any monetary default or acceleration of any of the loans described on SCHEDULE 2.1(h)(ii)(b) hereto. To the knowledge of Sellers, neither the Company nor any Subsidiary has received any written notice of default for reimbursement of costs of any tenant improvements or payment of other Tenant Allowances due to (i) any anchor tenant at the Properties in excess of U.S. $250,000, individually or in the aggregate, or (ii) any other tenant which, in the case of clause (ii), would have a Material Adverse Effect.

          (iv) To the knowledge of Sellers, Sellers have made available to Purchaser for its inspection originals or copies that are true and complete in all material respects of all anchor leases, ground leases, mortgages and reciprocal easement agreements to which the Company or any Subsidiary is a party and all amendments or modifications thereof, a true, correct and complete schedule of such ground leases, mortgages and reciprocal easement agreements is attached hereto as SCHEDULE 2.1(h)(iv).

          (i)  EMPLOYEE BENEFIT PLANS.

          (i) All material benefit plans, contracts or arrangements (regardless of whether they are funded or unfunded) covering current employees or former employees of the Company or any of the Subsidiaries (the "EMPLOYEES") as of the date hereof, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and plans of deferred compensation (the

     "BENEFIT PLANS"), are listed in SCHEDULE 2.1(i). True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit
     Plans, and all amendments thereto have been made available to Purchaser.

          (ii) As of the date hereof, all Benefit Plans, other than "multiemployer plans" within the meaning of Section 3(37) or 4001(a)(3) of ERISA, covering Employees (the "PLANS"), to the extent subject to ERISA, comply and have been administered in form and operation in all material respects with all applicable requirements of law. All contributions required to have been made to any Benefit Plan on or before the date hereof have been timely made or accrued on the Company's consolidated balance sheet. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), has received a favorable determination letter from the Internal Revenue Service, and there are no circumstances that are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or threatened litigation relating to the Plans. Neither the Company nor any of the Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof could subject the Company or any of the Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of the Subsidiaries has incurred an excise tax or liability under Section 4972, 4976, 4977, 4978, 4978B, 4979 or 4980 of the Code or Sections 502(c)
     or (l) of ERISA.

          (iii) No liability under Title IV of ERISA has been or is expected to be incurred by the Company or any of the Subsidiaries, other than with respect to premiums all of which have been paid when due.

          (iv) No Pension Plan is subject to Section 412 of the Code or Section 302 of ERISA and neither the Company, nor any Subsidiary nor any ERISA Affiliate has incurred any liability under Section 4971 of the Code in an amount which would be material. Neither the Company nor any of the Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v)  No Pension Plan is subject to Title IV of ERISA.

          (vi) No employee is or may become entitled to post-employment benefits of any kind by reason of employment with the Company or any Subsidiary, other than (A) coverage mandated by Section 4980B of the Code,
     (B) retirement benefits payable under any Pension Plan intended to quality under Section 401(a) of the Code or (C) deferred compensation accrued as a liability on the Company's most recent balance sheet, (D) as provided in the documents listed in SCHEDULE 2.1(i)(vii) or (E) as expressly disclosed in writing by Sellers to Purchaser. Except as expressly disclosed in writing by Sellers to Purchaser or except as required by applicable law, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any Employee or constitute excess parachute payments (as defined in Section 280G of the Code).

          (vii) As used in this Agreement, "ERISA AFFILIATE" means any person (as defined in Section 3(9) of ERISA, including each trade or business (whether or not incorporated), which together with the Company and the Subsidiaries would be deemed to be a "single employer" or a member of the same "controlled group" of "contributing sponsors" within the meaning of Section 4001 of ERISA.

          (j) LICENSES AND REGISTRATION; COMPLIANCE WITH LAWS. To the knowledge of Sellers, the Company and the Subsidiaries have all permits, governmental licenses, registrations and approvals necessary or required by law or the rules and regulations of any governmental entity having jurisdiction over the Company or any of the Subsidiaries to carry on their business as presently conducted, the lack of which, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect. To the knowledge of Sellers, the Company and the Subsidiaries have complied with all laws, rules, decrees, regulations, ordinances and orders applicable to its business, properties, assets and operations (excluding, for all purposes of this Section 2.1(j), any Environmental Law (as hereinafter defined), any law relating to Taxes (as hereinafter defined) and any real estate brokerage licensing law) and have filed with the proper authorities all statements and reports required by all such applicable laws, rules, decrees, regulations, ordinances and orders, except for violations and failures to file which, individually or in the aggregate, do not, and would not reasonably be likely to, have a Material Adverse Effect.

          (k) LITIGATION. To the knowledge of Sellers, SCHEDULE 2.1(k) attached hereto sets forth a list of all lawsuits, claims, proceedings or investigations pending or threatened by or against the Company or any of the Subsidiaries, or any of their respective properties, assets, operations or businesses, which (i) seek damages, relate to or involve more than U.S. $100,000 and are not fully covered by insurance (other than deductible amounts), (ii) seek material injunctive or equitable relief or (iii) relate to the transactions contemplated by this Agreement. To the knowledge of Sellers, neither the Company nor any Subsidiary is a party to or bound by any judgment, decree, injunction or other order which has had or would reasonably be likely to have a Material Adverse Effect.

          (l) LABOR MATTERS. To the knowledge of Sellers, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor organization. As of the date of this Agreement, to the knowledge of Sellers, there is not pending or threatened any labor dispute between any of the Company or any of the Subsidiaries and any labor organization or any strike or work stoppage involving the employees of the Company or any of the Subsidiaries. To the knowledge of Sellers, SCHEDULE 2.1(l) contains a list that is complete and accurate in all material respects of the names, job descriptions, titles, annual compensation and benefits of all employees of the Company and the Subsidiaries. To the knowledge of Sellers, the Company and the Subsidiaries have and currently are conducting their business in material compliance with all material laws and regulations relating to employment and employment practices, terms and conditions of employment, wages and hours, affirmative action, and nondiscrimination in employment. To the knowledge of Sellers, except as described on SCHEDULE 2.1(l), there is, and during the past three years there has been, no labor strike involving the Company or the Subsidiaries and no attempt is currently being made or during the past three years has been made to organize any employees of the Company or the Subsidiaries to form or enter a labor union or similar organization.

          (m) TAX MATTERS. As used in this Agreement, "TAX" or "TAXES" are defined to include all taxes, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes (other than real property taxes (i) which are required to be paid by a Person other than the Company or a Qualified Entity (as defined below) pursuant to the terms of a Contract or Contracts or (ii) which, if paid by the Company or a Qualified Entity, create under a Contract or Contracts a right of reimbursement in favor of the Company or a Qualified Entity from a Person other the Company or a Qualified Entity), stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Company or any Qualified Entity is required to pay, withhold or collect, imposed with respect to the assets or operations of the Company or any Qualified Entity. As used in this Agreement, "TAX RETURN" is defined as any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Company or any Qualified Entity) or the administration of any laws, regulations or administrative requirements relating to any Tax. In addition, for purposes of this Section 2.1(m), the term "QUALIFIED ENTITY" means (A) each Subsidiary, (B) any partnership or any other entity as to which the Company is liable for Taxes incurred by such entity either as a transferee, or pursuant to Treasury Regulation section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulation, (C) any partnership, limited liability company or other unincorporated entity which is treated as a partnership for U.S. federal income tax purposes and in which the Company or any Subsidiary holds an interest, and (D) any other member of a consolidated group which includes among its members the Company or any of the entities described in clauses (A), (B) or (C) above.

          Except as otherwise disclosed on SCHEDULE 2.1(m)(i) hereto:

               (i) The Company and each Qualified Entity (A) have filed (or have had filed on their behalf) on a timely basis all material Tax Returns required by applicable law to be filed by any of them on or before the Closing Date and such Tax Returns are true, correct and complete in all material respects, and (B) have paid all material Taxes shown to be due on such Tax Returns or will have made adequate provision for such taxes on the closing balance sheet referred to in Section 1.4 (in accordance with GAAP) such that the reserves for current Taxes (excluding reserves for deferred Taxes) in respect of the Pre-Closing Tax Period that will be reflected on such closing balance sheet will not be less than the estimated Tax liabilities accruing or payable by the Company and each Qualified Entity in respect of the Pre-Closing Tax Period.

              (ii) There are no ongoing audits or examinations of any of the Tax Returns of the Company or any Qualified Entity, and neither of the Company nor any Qualified Entity has been notified, formally or informally, by any taxing authority that any such audit is contemplated or pending.

             (iii) There are no claims, investigations, actions or proceedings pending or threatened against the Company or any Qualified Entity by any taxing authority for any past due Taxes with respect to which the Company or any Qualified Entity would be individually or severally liable; there has been no waiver of any applicable statute of limitations nor any consent for the extension of the time for the assessment of any Tax against the Company or any Qualified Entity.

              (iv) Neither the Company nor any Qualified Entity is delinquent in the payment of any amount of material Taxes and there are no material Tax liens upon any property or assets of the Company or any Qualified Entity.

               (v) The federal income Tax Returns of the Company's corporate Subsidiaries have been examined by the Internal Revenue Service for periods through and including June 30, 1990. The California state franchise tax returns of the Company's Subsidiaries have been examined for periods through and including June 30, 1989. The New York state income tax returns of WPI have been examined for periods through and including June 30, 1990. All deficiencies asserted as a result of such examinations have been paid or finally settled. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local income Tax Return for any period.

              (vi) Neither the Company nor any Qualified Entity has filed a consent to the application of section 341(f)(2) of the Code.

             (vii) Neither the Company nor any Qualified Entity is a party to any "safe harbor lease" within the meaning of section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, nor has the Company or any Qualified Entity entered into any compensatory agreements with respect to the performance of services for which payment thereunder would result in a nondeductible expense to the Company pursuant to section 280G of the Code. None of the assets of the Company or any Qualified Entity secures any debt the interest on which is tax exempt under section 103 of the Code.

            (viii) Neither the Company nor any Qualified Entity has participated in or cooperated with an international boycott within the meaning of section 999 of the Code.

              (ix) Neither the Company nor any Qualified Entity has agreed, or is required, to make any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company's corporate

     Subsidiaries filed a request to change their respective tax years from a June 30 fiscal year to a calendar year and such request has been accepted. As a consequence thereof, each Subsidiary of the Company shall have a calendar tax year end commencing with the period beginning July 1, 1995 and ending December 31, 1995.

               (x) Neither the Company nor any Qualified Entity has entered into a transaction which is being accounted for as an installment obligation under section 453 of the Code, nor is the Company or any Qualified Entity a party to an interest rate swap, currency swap or other similar transaction.

              (xi) No items of income attributable to transactions occurring on or before the close of the last preceding taxable year of the Company and any Qualified Entity will be required to be included in taxable income by the Company or any Qualified Entity in a subsequent taxable year by reason of the Company or any Qualified Entity reporting income on the cash method of accounting, the completed contract method or the percentage of completion-capitalized cost method.

             (xii) Neither the Company nor any Qualified Entity is subject to any material liability for Taxes of any person (other than the Company or any Subsidiary of the Company), including, without limitation, liability arising from the application of U.S. Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law.

            (xiii) Neither the Company nor any Qualified Entity is or has been a party to any tax sharing agreement which is binding and in effect on the date hereof.

             (xiv) No material claim has ever been made by an authority in a jurisdiction where the Company or any

     Qualified Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

              (xv) The Company and each Qualified Entity has withheld and paid over all material Taxes required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

             (xvi) As of the date hereof and the Closing Date, the Company's tax basis in the stock of WPI exceeds the fair market value of such stock.

          SCHEDULE 2.1(m)(ii) contains a list of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and any Qualified Entity for any tax years commencing on or after July 1, 1992, which have been delivered to Purchaser or its representatives prior to the date hereof and which are complete in all material respects.

          (n) INSURANCE POLICIES. To the knowledge of Sellers, all policies of fire, casualty, liability (including environmental liability), burglary, fidelity, worker's compensation, life and other forms of insurance owned or held by the Company or any of the Subsidiaries are listed on
     SCHEDULE 2.1(n) hereto and Sellers have delivered or made available to Purchaser complete and correct copies of all such policies together with all riders and amendments thereto; all premiums due and payable for such insurance have been paid; and such policies or extensions, renewals or replacements (on comparable terms to the extent available) thereof will be outstanding and in full force and effect without interruption through the Closing. To the knowledge of Sellers, such policies are sufficient for compliance with all applicable requirements of law, except such non-compliances as would not have a Material Adverse Effect.

          (o) BROKERS AND FINDERS. None of Sellers, the Company or any Subsidiary, nor any of their respective affiliates, officers, directors or employees, has employed any broker or finder or incurred any liability to any person for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

          (p) ENVIRONMENTAL MATTERS. Sellers have delivered or made available to Purchaser copies that are true and correct in all material respects of the documents and reports with respect to the environmental condition of the Properties set forth on SCHEDULE 2.1(p) (the "REPORTS").

     Except as are disclosed in the Reports or on SCHEDULE 2.1(p) hereto:

               (i) except to the extent used in their ordinary day-to-day operations, the Company, its Subsidiaries, the Properties and, to the knowledge of Sellers, the tenants at the Properties, and the operation and business of each of the foregoing, have not and do not generate, manufacture, store, treat, transport, dispose of, or otherwise use Hazardous Substances;

              (ii) the Company, its Subsidiaries, the Properties, and the operation and business of each of the foregoing have been and are currently in material compliance with all Environmental Laws and neither the Company nor its Subsidiaries has received any written notice from any governmental agency with respect to any such material violation of or liability under any applicable Environmental Law other than such as have not and would not have a Material Adverse Effect;

             (iii) there have been no releases or disposal of Hazardous Substances from, to or on any of the Properties which violate or would otherwise cause liability under any Environmental Law, and the Company has not received any written notice from any governmental agency with respect thereto, in each, other than such as have not and would not have a Material Adverse Effect;

              (iv) neither the Company, nor its Subsidiaries, have received a written notice of any pending or threatened liens, claims or suits by third parties arising from or related to Hazardous Substances or any alleged or actual violations of or liabilities under Environmental Laws in connection with the Company, its Subsidiaries, the Properties, and the operation and business of each of the foregoing, which liens if attached, claims if correct or suits if successful have had or would reasonably be expected to have a Material Adverse Effect.

          For purposes of this Agreement, the following terms shall have the following meanings:

          "ENVIRONMENTAL LAW" means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity, (x) relating to the protection, preservation or restoration of the environment (including, without limitation, air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now or hereafter in effect, including, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource

     Conservation and Recovery Act of 1976 (including the Hazardous and
     Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

          "HAZARDOUS SUBSTANCE" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Substance includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

          (q) MAJOR CONTRACTS. To the knowledge of Sellers, SCHEDULE 2.1(q) contains a list that is complete and accurate in all material respects of all Major Contracts (as defined below). Sellers have delivered or made available to Purchaser complete and correct copies of all Major Contracts. Except as set forth in SCHEDULE 2.1(q), to the knowledge of Sellers, there does not exist under any Major Contract any violation, breach or event of default on the part of the Company or any Subsidiary that would have a Material Adverse Effect. As used herein, "MAJOR CONTRACT" means any Contract (other than a lease, ground lease, joint venture agreement, reciprocal easement agree-ment or loan document) requiring payments or performance of services by the Company or any of the Subsidiaries in excess of U.S. $100,000 from and after the date hereof.

          (r) INTELLECTUAL PROPERTY. To the knowledge of Sellers, SCHEDULE 2.1(r) contains a list of all material trademarks used by the Company and the Subsidiaries in the conduct of their business (the "TRADEMARKS"). Except as disclosed on SCHEDULE 2.1(r), to the knowledge of Sellers, the Company has received no written notice claiming that the Company's use of the Trademarks or the name of any of the shopping centers listed in
     SCHEDULE 2.1(h)(ii) constitutes an illegal infringement of the rights of such claimant.

          (s) CONSENTS. Except as specified in SCHEDULE 2.1(d), to the knowledge of Sellers, no consent of any lender, ground lessor, anchor tenant or any other tenant (which for purposes of this Section 2.1(s) only shall include units or divisions of such tenant as well as affiliates of such tenant) that leases, individually or in the aggregate, 40,000 square feet or more of space in any one of the shopping centers listed in SCHEDULE 2.1(h)(ii) is required to be obtained in connection with the execution and delivery by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated hereby.

          (t)  CONDITION OF PROPERTIES.

               (i) Except as described on SCHEDULE 2.1(t), to the knowledge of Sellers, (A) no written notice has been received by the Company or any Subsidiary from any applicable governmental authority or insurance underwriter during the past three years to the effect that any Property is not in adequate operating condition or repair for its intended use and (B) each Property is in adequate operating condition for its intended use, except for such inadequacies as would not, individually or in the aggregate, have a Material Adverse Effect.

              (ii) To the knowledge of Sellers, no condition exists other than as disclosed in any survey previously provided by Sellers to Purchaser which would render the Property described in such survey inadequate for its intended use, except such inadequacies as would not, individually or in the aggregate, have a Material Adverse Effect.

          (u) TANGIBLE PROPERTY. To the knowledge of Sellers, SCHEDULE 2.1(U) contains a list that is complete and accurate in all material respects of all tangible personal property used by Company and the Subsidiaries in their business.

          (v) BANK ACCOUNTS. To the knowledge of Sellers, SCHEDULE 2.1(v) sets forth the names and locations of each bank or other financial institution at which the Company or a Subsidiary has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all persons, if any, now holding powers of attorney or comparable delegation of authority from the Company or a Subsidiary and a summary statement thereof.

          2.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Sellers as follows:

          (a) CORPORATE ORGANIZATION AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and has taken all action necessary, including but not limited to all requisite shareholder and/or director approvals, in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

          (b)  GOVERNMENTAL FILINGS; NO VIOLATIONS.

               (i) Other than the filings required under the Connecticut Notification Statute, to the knowledge of Purchaser, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities of the United States, the several states or any foreign jurisdiction in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which would be reasonably likely to (x) prevent or materially delay the transactions contemplated by this Agreement or (y) subject Sellers to any material liability. Purchaser and Sellers have been advised by their respective counsel that no filing is required to be made pursuant to the H-S-R Act.

               (ii) The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (x) a breach or violation of the certificate of incorporation or the by-laws of Purchaser or (y) to the knowledge of Purchaser, a breach or violation of, or a default under, the acceleration of or the creation of an Encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any material contract of Purchaser or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Purchaser is subject, except, in the case of clause (y) above, for such breaches, violations or defaults that, individually or in the aggregate, could not prevent or materially delay the transactions contemplated by this Agreement.

          (c) CASH. Purchaser will by Closing have sufficient cash to satisfy its payment obligations under Sections 1.1 and 1.3.

          (d) BROKERS AND FINDERS. Neither Purchaser nor any of its affiliates, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

          (e) SECURITIES ACT. The Shares purchased by Purchaser pursuant to this Agreement are being acquired for investment only and Purchaser will not offer to sell or otherwise dispose of the Shares so acquired in violation of any of the registration requirements of the Securities Act of 1933.


                                   ARTICLE III
                                    COVENANTS

          3.1 INTERIM OPERATION OF THE COMPANY AND SUBSIDIARIES. Except as otherwise contemplated or permitted by this Agreement, from the date hereof to the Closing Date, Sellers will cause the Company and each Subsidiary to continue the operation of its business in the ordinary course consistent with past practice and not to dispose of or encumber any of the Properties or any of the personal property or other assets required for its current operations other than dispositions of personal property or other assets in the ordinary course of business. Notwithstanding the foregoing, Sellers will cause the Company and each of the Subsidiaries to refrain from entering into or modifying in any material respect or waiving any material rights under any lease or material agreement or arrangement with respect to the Properties, including, without limitation, settling any material litigation, which individually or in the aggregate would reasonably be likely to have a Material Adverse
Effect without the prior consent of Purchaser, which consent shall not be unreasonably withheld, and Sellers shall cause the Company and each of the Subsidiaries to refrain from entering into or consenting to any commitments relating to future development and expansion with respect to the Properties other than as contemplated by this Agreement, without the prior consent of Purchaser, which consent shall not be unreasonably withheld. From the date hereof to the Closing Date, Purchaser shall have the right to review all proposed documentation and to participate in all discussions relating to the entering into or modification of any material lease or agreement or the settlement of any material litigation.

          3.2 NO ENCUMBRANCES. Except as contemplated by this Agreement and except for Encumbrances in effect on the date of this Agreement (including the Citibank Lien), Sellers shall not, and shall not permit the Company or any of the Subsidiaries to, (a) sell, transfer, pledge, assign or otherwise dispose of or otherwise encumber any of the Shares, the equity interest of the Company or any Subsidiary in any Subsidiary or any of the Properties; (b) enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition or encumbrance of any of the Shares, the equity interest of the Company or any Subsidiary in any Subsidiary or any of the Properties; or (c) grant any proxies, deposit any Shares or such other equity interests into a voting trust or enter into any voting agreement with respect to any of the Shares or its interest in any Subsidiary.

          3.3 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, Sellers and Purchaser shall: (a) promptly make their respective filings and thereafter make any other required submissions under any applicable laws with respect to the purchase of the Shares by Purchaser, including pursuant to the Connecticut Notification Statute; (b) use all reasonable efforts to obtain, and cooperate with other parties in obtaining, all other authorizations, consents, orders and approvals of governmental entities, and take all reasonable actions to avoid the entry of any Order (as defined in Section 4.1(a)); and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. All filing fees incurred by either Sellers or Purchaser pursuant to (a) and/or (b) hereof shall be the responsibility of and be paid by Purchaser. Sellers shall use reasonable efforts to obtain all required consents of all third parties, including, without limitation, consents of lenders with respect to the sale of the Shares of the Company, and Purchaser will cooperate with Sellers in providing information about Purchaser to enable each Seller to satisfy its obligations with respect to such required third party consents.

          3.4 CONFIDENTIALITY. So long as this Agreement remains in effect, upon reasonable notice and subject to the following sentence, Sellers shall, or shall cause the Company and each Subsidiary to, give Purchaser and its representatives full access at reasonable times to all of the Company's properties, books, contracts and records relating to the Company and the Subsidiaries, and furnish to them all information with respect to the Properties, assets and business of the Company and the Subsidiaries as Purchaser shall from time to time reasonably request. Purchaser shall agree to such reasonable conditions to access relating to numbers of persons, times and other matters as Sellers or the Company shall require in order to avoid material disruption of the Company's business or operations. In the event this Agreement is terminated, Purchaser shall promptly deliver to either Seller all documents and other materials obtained by Purchaser or on its behalf from Sellers or the Company or any of their respective agents, employees, officers or representatives as a result hereof or in connection herewith. Purchaser shall at all times prior to the Closing, and in the event this Agreement is terminated, keep confidential and direct their directors, officers, employees, counsel, accountants and representatives to keep confidential any information so obtained and will not use any such documents or other materials for any purpose other than the transactions contemplated by this Agreement except as may be required by law. So long as this Agreement is in effect, Sellers shall not solicit or accept any offer or engage in any negotiations with any third party regarding a sale of the Shares or the stock of any Subsidiary or any interest in any Property.

          3.5 RECORDS. (a) On the Closing Date, Sellers will deliver or cause to be delivered to Purchaser all original agreements, documents, books, records, financial statements and files (collectively, "RECORDS"), in the possession of Sellers relating to the business and operations of the Company, the Subsidiaries and the Properties to the extent not then in the possession of the Company or such Subsidiaries, except that, until the expiration of the applicable statute of limitations, Sellers shall retain any tax returns, reports or forms, and Purchaser shall be provided with copies of such tax returns, reports or forms only to the extent that they relate to the separate returns or separate tax liability of the Company or any of the Subsidiaries or to the extent requested by Purchaser.

          (b) After the Closing, upon reasonable written notice, Purchaser and Sellers agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including Records pertinent to the Company and the Subsidiaries) and assistance relating to the Company and the Subsidiaries as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax or other returns, reports or forms or the defense of any tax claim or assessment; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of Sellers, Purchaser or the Company or any of its Subsidiaries.

          3.6 PUBLIC DISCLOSURE. Except as required by applicable law, neither Sellers nor Purchaser shall disclose or permit their respective affiliates, officers, directors or agents to disclose the existence or terms of this Agreement to any third party without the prior written consent of the other party, which consent shall not be unreasonably withheld, PROVIDED that the parties may disclose the terms hereof to their agents, lenders, financial advisers, accountants and attorneys, who shall maintain such information confidentially. Any press release or other public disclosure announcements regarding this transaction shall be issued or announced only after consultation among the parties on the form, timing and content of such release or announcement to the extent, in the case of releases or disclosure required by law, such consultation is practicable prior to the time such release or disclosure is required to be made.

          3.7 ESTOPPEL CERTIFICATES; SURVEYS. As soon as practicable after the date of this Agreement, Sellers shall, or shall cause the Company to, distribute to ground lessors, anchor tenants, ground lessees, and all mall store tenants at the Properties to which the Company or any of the Subsidiaries is a party, estoppel certificates in such form as the parties shall mutually agree, and shall ask such parties to execute and return such estoppel certificates to the Company prior to the Closing Date. Sellers shall have no further obligation to obtain or cause the Company to obtain any such estoppel certificates, and the receipt of any such estoppel certificates shall not be considered a condition to closing of the transactions contemplated by this Agreement. As soon as practicable after the date of this Agreement, Sellers shall, at the expense of Purchaser, cause the Company to have surveys of the Properties conducted in accordance with the specifications set forth in SCHEDULE 3.7. The completion of any such survey shall not be considered a condition to closing of the transactions contemplated by this Agreement.

          3.8  COVENANTS RELATING TO TAXES.

          (a) PRE-CLOSING TAX PERIOD. For purposes of this Section 3.8, the term "PRE-CLOSING TAX PERIOD" means the period (including all prior taxable years and other periods) ending on and including the Closing Date. In the case of jurisdictions with respect to which the taxable year of the Company or any

Subsidiary does not end on the Closing Date, there shall be a deemed short taxable year ending on and including the Closing Date and a second deemed short taxable year beginning on and including the day after the Closing Date and ending on and including the last day of such taxable year. Any Taxes for any period beginning during and ending after the Pre-Closing Tax Period shall be based on such interim closing of the books as of the close of business on the Closing Date, except that exemptions, allowances, property taxes or other items that are calculated on an annual basis shall be based on a per diem basis.

          (b)  SELLERS' TAX RESPONSIBILITY.

               (i) TAX LIABILITY. Sellers shall be jointly and severally liable for all Taxes (including any obligation to contribute to the payment of a tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company or any Subsidiary, or any other affiliate of Sellers) (A) imposed on Sellers (or any direct or indirect shareholder of Sellers) for any taxable year, (B) imposed on the Company or any Qualified Entity or for which the Company or any Qualified Entity may otherwise be liable for the Pre-Closing Tax Period and any deemed short taxable year ending on and including the Closing Date to the extent the liability for such Taxes exceeds the reserve for Taxes (excluding any reserve for deferred taxes or any reserve related to the Notice of Deficiency described in clause (C) below) set forth or included on the books of the Company or any Subsidiary on the Closing Date in respect of the Pre-Closing Tax Period, or (C) imposed with respect to that certain Notice of Deficiency dated September 20, 1995 by the Internal Revenue Service. Sellers shall prepare and file all returns with respect to such Taxes that are required to be filed prior to the Closing Date. Such Tax Returns will be prepared on a basis consistent with the basis on which similar Tax Returns were prepared by Sellers for prior periods. Subject to the last sentence of Section 3.8(c) hereof, Sellers shall also be liable for the capital gains tax, if any, imposed by the State of New

York with respect to the change of ownership of the South Shore Mall, and shall prepare and file all returns with respect thereto.

               (ii) SELLERS' INDEMNIFICATION. Upon the terms and subject to the conditions of this Section 3.8, Sellers shall indemnify and hold harmless Purchaser against any Taxes for which Sellers are liable under Section 3.8(b)(i) and all liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), arising out of or incident to the imposition, assessment or assertion thereof (a "TAX LOSS"). Sellers shall also indemnify Purchaser against the loss (also to be included in the definition of "Tax Loss") of any tax benefit arising from an adjustment by the Internal Revenue Service (or any successor thereto) that becomes final, whether pursuant to a final non-appealable order of a court of the United States or otherwise, that is directly attributable to a breach of the representation contained in Section 2.1(m)(xvi).

               (iii) PAYMENT. Subject to Section 3.8(e) below, any payment by Sellers pursuant to this Section 3.8 shall be made no later than thirty (30) days after receipt by Sellers of written notice from Purchaser stating that a Tax Loss has been paid by Purchaser, the Company, or any Subsidiary, the amount thereof and the amount of indemnity payment requested. Such written notice shall include documentation or receipt evidencing payment.

          (c) PURCHASER INDEMNIFICATION. Except for capital gains tax imposed by the State of New York with respect to the change of ownership of South Shore Mall resulting from the transactions contemplated by this Agreement, Purchaser shall be liable for and shall pay all stamp, transfer, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) resulting directly from the sale by Sellers to Purchaser of the Shares. Any taxes resulting from any subsequent transfer of Shares or any transfer of property on or subsequent to the Closing (including, without limitation, any transfer by the Company to Purchaser on the Closing Date) shall be borne by the Company, and Purchaser shall indemnify Sellers for any liabilities arising in connection therewith. Any taxes resulting from the dissolution of the Company shall be borne by the Company and Purchaser, and Purchaser shall indemnify Sellers for any liabilities arising in connection therewith. In addition to the payment of the Purchase Price set forth in
Article I, at Closing, Purchaser shall pay, 25% to WPAC and 75% to WHC, the aggregate amount of U.S. $1,900,000 on account of Sellers' obligation pursuant to the last sentence of Section 3.8(b)(i).

          (d) APPLICATION OF TAX BENEFITS AND OFFSETS. In calculating the amount of any indemnification payments pursuant to this Section 3.8, there shall be taken into account any tax benefit (i.e., the amount by which the tax liability of the indemnified party is reduced) by reason of such indemnification payment or by reason of the underlying payment or the cause for the indemnification. To the extent that Purchaser is entitled to receive an offsetting deduction, loss, or recognize less income or gain in any subsequent taxable year, Sellers shall indemnify Purchaser only for the time value of such liability at the short-term applicable federal rate under section 1274 of the Code.

          (e)  NOTICES.

               (i) Purchaser shall promptly notify Sellers in writing, upon receipt by Purchaser, the Company or any Subsidiary of notice of any pending or threatened audit or assessment for which an indemnity under this Section
3.8 may arise. Sellers shall have the right to control any examination, audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ accountants and counsel of their choice at their expense. Purchaser shall make available to Sellers or their representatives all records and other materials reasonably required by them for its use in contesting any such proceeding and Purchaser shall cooperate fully with Sellers in the defense of all such claims. If Sellers assume such control, Purchaser shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Sellers. None of Purchaser, the Company or any Subsidiary shall agree to settle any tax claim, or extend or waive any statute of limitations, for any taxable period ending on or before the Closing Date for which an indemnity under this
Section 3.8 may arise without the prior written consent of Sellers. Notwithstanding anything to the contrary in this Section 3.8(e), if Sellers fail to assume control of any examination, audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, Purchaser may, in its sole discretion, defend, settle, or pay such claim or demand at the cost and expense of Sellers.

               (ii) Sellers shall promptly notify Purchaser, in writing, upon Sellers' receipt of any notices or demands for Taxes that are Purchaser's obligation to pay pursuant to this Section 3.8 or otherwise relate to the Company or any Subsidiary.

          (f) REVIEW OF TAX RETURNS. Purchaser, the Company and each Subsidiary agree that, fourteen days prior to filing any Tax Return for any taxable period ending on or before the end of the taxable year in which the Closing Date occurs, Sellers shall have the right to review and to approve the preparation of such Tax Return, which approval may not be unreasonably withheld.

          (g) DISPUTE RESOLUTION. In the event that Sellers and Purchaser cannot agree on the calculation of any indemnity amount under this Section 3.8, Purchaser and Sellers shall engage an independent, certified public accounting firm of national reputation, reasonably acceptable to each of Purchaser and Sellers, to make such calculation. The cost of such engagement shall be borne equally by both Sellers and Purchaser and the decision of such firm shall be conclusive.

          (h) PURCHASE PRICE ADJUSTMENT. The payment of any indemnity amount under this Section 3.8 shall be treated as an adjustment to the Purchase Price.

          (i)  COOPERATION ON TAX MATTERS.

               (i) Sellers and Purchaser agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company, any Subsidiary and their respective shareholders as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment for which Sellers or Purchaser retains liability under this Section 3.8 and for the performance by Sellers and Purchaser of their respective obligations under this Agreement. Sellers and Purchaser shall keep all such information and documents received by them confidential unless otherwise required by law.

               (ii) Sellers and Purchaser agree to retain or cause to be retained all books and records pertinent to the Company or any Subsidiary until the applicable period for assessment of Taxes under applicable law (giving effect to any and all extensions or waivers) has expired, and such additional period as necessary for any administrative or judicial proceedings relating to any proposed assessment, and to abide by and cause the Company or any Subsidiary and any affiliate of Sellers to abide by all record retention agreements entered into with any taxing authority. Sellers and Purchaser agree to give the other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if so requested, Sellers and Purchaser shall allow the requesting party to take possession of such books and records.

               (iii) Purchaser and Sellers shall cooperate with each other in the conduct of any audit or other proceedings for any Tax purposes and they shall each execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Agreement.

          (j) REIT ELECTION. If Sellers give Purchaser notice on or before the Closing Date to such effect, Purchaser shall cause WPI to elect real estate investment trust status, in accordance with Section 856 of the Code, for the tax year commencing January 1, 1996; PROVIDED, HOWEVER, that Purchaser shall not be required to take such action unless Sellers' notice is accompanied by an opinion of nationally recognized counsel in customary form to the effect that WPI is eligible to elect real estate investment trust status.

          (k) SURVIVAL. Notwithstanding the expiration of any representation and warranty, Sellers' and Purchaser's obligations to indemnify pursuant to this
Section 3.8 shall survive until 90 days following the full period of any statute of limitations (as such period may have been extended by any waiver thereof) applicable to such obligation.

          (l) ALLOCATION. Sellers and Purchaser agree that, with respect to the New York State real property capital gains tax, the respective values of the Properties shall be as set forth on SCHEDULE 3.8(l).

          3.9 DUE DILIGENCE INVESTIGATION. (a) Purchaser has substantially completed a due diligence investigation and review of the books, records and Properties of the Company and the Subsidiaries. As of the date hereof, Purchaser represents that it does not have actual knowledge arising out of such investigation and review of any matters that are inconsistent in any material respect with any of the representations and warranties of Sellers contained in this Agreement (considered for this purpose as having been made without regard to any knowledge qualification).

          (b) At any time after the date of this Agreement but not later than five days prior to the Closing, Purchaser shall notify Sellers in writing of all matters that shall become known to Purchaser (other than any matters of which Purchaser has actual knowledge as of the date hereof) which Purchaser shall in good faith determine to be inconsistent in any material respect with any of the representations and warranties of Sellers contained in this Agreement. Each such representation and warranty shall for all purposes be deemed to be modified by such written notice (each, a "SUPPLEMENTAL SCHEDULE") unless within ten days after receipt of such notice and in no event later than two days prior to the Closing, Sellers shall correctly notify Purchaser that Purchaser's determination of inconsistency was in error. Sellers must notify Purchaser of third parties claiming that their consent is needed or notices from the government with respect to transaction.

          (c) In the event that Purchaser shall notify Sellers in writing of any matter that is the subject matter of the representations and warranties contained in Section 2.1 of this Agreement disclosing facts or circumstances which, individually or in the aggregate, have materially and adversely affected or are reasonably likely to materially and adversely affect the financial condition or value of the Company, Sellers shall have the right to notify Purchaser of their intention to cure such fact or circumstance within five business days after receipt of the notice referred to in Section 3.9(b) (but no later than two days prior to the Closing), through a reduction in the Purchase Price by the amount of such effect on the financial condition or value of the Company, or in such other manner as is reasonably satisfactory to Sellers and Purchaser.

          (d) In the event that Sellers decline to cure such fact or circumstance, or fails to do so in a timely manner or in a manner reasonably satisfactory to Purchaser, Purchaser shall have the right to terminate this Agreement by written notification to Sellers on not less than one week's notice to Sellers. In the event Purchaser fails to so terminate the Agreement, the right of Purchaser to terminate this Agreement pursuant to this Section 3.9(d) shall automatically expire and be of no further force or effect.

          3.10 NO ENCUMBRANCE UPON CREDIT SUPPORT. Sellers agree not to incur or suffer to exist any Encumbrance upon the credit support described in Section 4.3(e) until such time as Sellers' obligations under Sections 3.8(b) and 6.3 have terminated.


                                   ARTICLE IV
                                   CONDITIONS

          4.1 CONDITIONS TO OBLIGATIONS OF SELLERS AND PURCHASER. The obligation of each Seller to sell the Shares it owns and the obligation of Purchaser to purchase the Shares as contemplated by this Agreement is subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Sellers or Purchaser, as the case may be, to the extent permitted by applicable law:

          (a) LITIGATION. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement (collectively, an "ORDER");

          (b) CITIBANK CONSENT. Citibank shall have consented in writing to the sale of the Shares by Sellers as contemplated in this Agreement;

          (c) TRUMBULL SHOPPING PARK. The interest rate under the mortgage loan made by The Equitable Life Assurance Society with respect to the Trumbull Shopping Park located at Trumbull, Connecticut shall, directly or indirectly, through a swap or other agreed upon arrangement, be no greater than 7% per annum;

          (d) THE NATIONAL AUSTRALIA BANK. The National Australia Bank ("NAB"), in its capacity as mortgage lender with respect to (i) The Connecticut Post Mall (the "CONNECTICUT POST MALL") located at Milford, Connecticut and (ii) The South Shore Mall (the "SOUTH SHORE MALL") located at Bayshore, Long Island, New York, shall have consented in writing to the sale by Sellers of the Shares; and

          (e) WESTSIDE PAVILION. The Company and the Subsidiaries shall have divested all of their right, title and interest, whether held directly or indirectly, in and to all property, real and personal, tangible and intangible, comprising the shopping mall known as the Westside Pavilion (the "WESTSIDE PAVILION MALL") located at West Los Angeles, California.

          4.2 CONDITIONS TO OBLIGATIONS OF SELLERS. In addition to the conditions set forth in Section 4.1, the obligation of each Seller to sell the Shares it owns as contemplated by this Agreement is subject further to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by such Seller to the extent permitted by applicable law:

          (a) CONSENTS. Sellers shall have obtained written consents from all parties that are required to consent to the sale of the Shares by Sellers. All consents required from any governmental authority or third party (including shareholder consents) in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby shall have been made or obtained. Complete and correct copies of all such consents shall have been delivered to Sellers;

          (b) SHAREHOLDER APPROVAL. The sale of the Shares and the other transactions contemplated by this Agreement shall have been approved by Westfield Holdings, Ltd. in accordance with and pursuant to Rule 3.J(3) of the Listing Rules of the Australian Stock Exchange;

          (c)  COMPLIANCE.  The representations and warranties contained in
     Section 2.2 and the related schedules referred to therein shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date and Purchaser's covenants under this Agreement shall be satisfied in all material respects as of the Closing Date, and Sellers shall have received at the Closing a certificate dated as of the Closing Date and executed on behalf of Purchaser by an executive officer of Purchaser certifying as to the fulfillment of the conditions set forth in this Section 4.2(c); and

          (d) SHARES. The outstanding Shares owned by the other Seller are available for purchase by Purchaser.

          4.3 CONDITIONS TO OBLIGATIONS OF PURCHASER. In addition to the conditions set forth in Section 4.1, the obligations of Purchaser to purchase the Shares as contemplated by this Agreement is subject further to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser to the extent permitted by applicable law:

          (a) CONSENTS. Purchaser shall have obtained written consents from all parties that are required to consent to the purchase of the Shares by Purchaser. All consents required from any governmental authority or third party (including shareholder consents) in connection with the execution and delivery of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated hereby shall have been made or obtained. Complete and correct copies of all such consents shall have been delivered to Purchaser;

          (b)  COMPLIANCE.  The representations and warranties contained in
     Section 2.1 and the related schedules referred to therein shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date and Sellers' covenants under this Agreement shall be satisfied in all material respects as of the Closing Date, and Purchaser shall have received at the Closing a certificate dated as of the Closing Date and executed on behalf of each Seller by an executive officer of such Seller certifying as to the fulfillment of the conditions set forth in this Section 4.3(b);

          (c) PRE-CLOSING TRANSACTIONS. The Australian offering by Westfield America Trust, an Australian unit trust, and the U.S./European offerings by Purchaser shall have been consummated;

          (d) RESIGNATION OF DIRECTORS AND OFFICERS. All directors and officers of the Company and the Subsidiaries whose resignations shall have been requested by Purchaser not less than five days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date;

          (e) CREDIT SUPPORT. Sellers shall have received from a creditworthy third party reasonably satisfactory to Purchaser and Sellers either an irrevocable commitment to subscribe for U.S. $20,000,000 in the aggregate of the capital stock of Sellers or other form of credit support reasonably satisfactory to Sellers and Purchaser, which subscription commitment or other credit support shall be called upon by Sellers solely for purposes of meeting Sellers' obligations under Sections 3.8(b) and 6.3 hereof;

          (f) SHARES. All of the outstanding Shares are available for purchase; and

          (g)  RELEASE OF WESTLAND PROPERTIES INC.   Sellers shall have
     delivered a deed of release executed by Westfield Corporation Inc. ("WCI") whereby WCI releases with effect from Closing WPI from its obligations under

     Clause 4 of an agreement between WCI and WPI dated 31 January, 1994
     (the "COMMUTATION AGREEMENT") being a deed of release in the form of that contained in SCHEDULE 4.3(g).


                                    ARTICLE V
                                   TERMINATION

          5.1 TERMINATION. (a) This Agreement may be terminated at any time prior to the Closing: (i) by the mutual written consent of Sellers and Purchaser; (ii) by Sellers or Purchaser, upon the entry of a final, nonappealable and permanent Order prohibiting the consummation of the transactions contemplated hereby, or any of them; (iii) by either party, if the Closing shall not have occurred by September 9, 1996, PROVIDED that the failure to close by such date does not result from the breach of this Agreement by the notifying party; or (iv) by Purchaser, in accordance with
Section 3.9(d) or Section 1.5. Any termination pursuant to clauses (ii) through (iv) shall be by written notice by Purchaser or Sellers to the other party to this Agreement.

          (b) Either Sellers, on the one hand, or Purchaser, on the other hand, may terminate this Agreement as a result of a material breach of this Agreement by the other party to this Agreement, if such breach has not been cured within 30 days after written notice of such breach has been provided to such other party or parties, as applicable, but such termination shall be subject to the provisions of Sections 3.4 and 7.1. If all of the conditions to Purchaser's obligation to close shall have occurred and the Closing shall fail to occur by reason of a default of Purchaser, Sellers shall, as their sole and exclusive remedy for such default, be entitled at Sellers' election either to specific performance or to damages for Purchaser's breach of its obligation to close, but Purchaser's liability hereunder shall not exceed U.S. $1,000,000. If all of the conditions to Sellers' obligation to close shall have occurred and the Closing shall fail to occur by reason of a default by Sellers, Purchaser shall, as its sole and exclusive remedy for such default, be entitled at Purchaser's election either to specific performance or to damages for Sellers' breach of its obligation to close, but Sellers' liability hereunder shall not exceed U.S. $1,000,000.

          5.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 5.1(a), this Agreement shall forthwith become void and no party hereto (or the directors or officers of any party) shall have any liability or further obligation to the other parties to this Agreement, except as provided in Sections 3.4 and 7.1.


                                   ARTICLE VI
                                 INDEMNIFICATION

          6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Sellers and Purchaser pursuant to this Agreement or any schedule, instrument or certificate delivered in connection with this Agreement shall survive the Closing until the date that is twelve months after the Closing Date, except in the case of the representations and warranties contained in (a) Section 2.1(c), to the extent such representations and warranties relate to title of the Shares, which shall survive for a period of six years following the Closing Date, (b) Section 2.1(p), which shall survive for a period of three years following the Closing Date and (c) Section 2.1(m)(xvi), which shall survive indefinitely. Notwithstanding anything to the contrary contained in this Agreement, Sellers and Purchaser acknowledge and agree that the representations and warranties contained in clauses (i) through
(xv) (inclusive) of Section 2.1(m) shall expire at Closing and shall not survive the Closing. After the expiration date for a representation or warranty, none of Sellers, Purchaser, the Company or any officer, director or affiliate of any of them shall have any liability with respect to such representation or warranty except to the extent a claim has previously been filed based on alleged breach of a representation or warranty. Sellers and Purchaser agree that from and after the expiration date for a representation or warranty they shall bring no action, suit or complaint in respect of any such representation or warranty. Notwithstanding the foregoing, if at the Closing any party hereto shall have actual knowledge of the inaccuracy of any representation or warranty by the other party and shall nevertheless proceed to close the purchase and sale of the Shares, the party making such representation or warranty shall have no liability after the Closing by reason of such inaccuracy. Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that its sole and exclusive remedy for a breach by Sellers of the representations and warranties set forth in Section 2.1 shall be the indemnification provided by Sellers in this Article VI.

          6.2 INDEMNIFICATION BY PURCHASER AND THE COMPANY. (a) Purchaser agrees to indemnify Sellers and their directors, officers, affiliates and controlling persons (collectively, "SELLER INDEMNIFIED PARTIES") against and hold each Seller Indemnified Party harmless from and in respect of any and all losses, liabilities, damages, reasonable expenses (including, without limitation, expenses of investigation and defense and fees and disbursements of counsel), claims, liens or other obligations of any nature whatsoever (collectively, "LOSSES"), which may arise out of, be based upon, be incurred by virtue of or result from or relate to the breach of, the representations, warranties and covenants by Purchaser contained in Section 2.2 of this Agreement.

          (b) Purchaser agrees to indemnify Seller Indemnified Parties against and hold Seller Indemnified Parties harmless from and in respect of any and all Losses (including, without limitation, removal costs, remediation costs, fines, penalties, punitive damages, expenses of investigation and ongoing monitoring) directly or indirectly based upon, arising out of, resulting from or relating to
(i) any violation of or liability under any Environmental Law by the Company or any of its Subsidiaries or any person or entity acting on behalf of any one or more of the foregoing (including, without limitation, any failure to obtain or comply with any permit, license or other approval or authorization under the provisions of any Environmental Law) and
(ii) any act, omission, event, condition or circumstance occurring or existing in connection with the business, operations or properties of the Company or any of its Subsidiaries (including, without limitation, liabilities relating to (A) removal, remediation, containment, cleanup or abatement of the presence of any Hazardous Substance, whether on-site or off-site, as necessary to enable the business and operations of the Company and its Subsidiaries to operate in compliance with all applicable
Environmental Laws and (B) any claim by any third party, including, without limitation, tort suits for personal or bodily injury, property damage or injunctive relief) related to a violation of or liability under an Environmental Law; PROVIDED, HOWEVER, that Purchaser shall not be obligated to indemnify Seller Indemnified Parties in respect of any matter known to Sellers (knowledge for this purpose having the meaning specified in Section
2.1) that Sellers failed to disclose to Purchaser under Section 2.1(p) or which Sellers reasonably should have known and, PROVIDED, FURTHER, that Purchaser shall not be obligated to indemnify Seller Indemnified Parties in respect of any obligation for which Sellers are obligated to indemnify
Purchaser Indemnified Parties pursuant to Section 6.3(a). For purposes of this Section 6.2(b), the business and operations of the Company and its Subsidiaries include only the properties owned by the Company or by any of its Subsidiaries as of the Closing.

          6.3 INDEMNIFICATION BY SELLERS. (a) Sellers agrees to indemnify Purchaser, the Company and their respective directors, officers, affiliates and controlling persons (collectively, the "PURCHASER INDEMNIFIED PARTIES") against and hold Purchaser Indemnified Parties harmless from and in respect of any and all Losses which may arise out of, be based upon, be incurred by virtue of or result from (i) the breach of any of the representations and warranties contained in Section 2.1 for which Sellers shall be liable after the Closing Date pursuant to Section 6.1 or (ii) the claim(s) made in the legal proceeding listed as item(s) __ on SCHEDULE 2.1(k). For purposes of determining Sellers' indemnification obligation for breaches of representations and warranties, the representations and warranties which are qualified by Material Adverse Effect shall be deemed to be made without qualification for Material Adverse Effect, PROVIDED that Purchaser may not seek indemnification from Sellers under such representations and warranties unless there exist breaches of such representations and warranties that, individually or in the aggregate, would have a Material Adverse Effect.

          (b) Sellers agree to indemnify Purchaser Indemnified Parties and hold Purchaser Indemnified Parties harmless from and in respect of any and all Losses (including, without limitation, removal costs, remediation costs, fines, penalties, punitive damages, expenses of investigation, ongoing monitoring, administrative actions and expenses, claims (including, without limitation, tort and personal injury claims) suits, encumbrances, and liens) of any kind or of any nature whatsoever directly or indirectly based upon, arising out of, resulting from or relating to:

               (i) the presence of or any activity involving any Hazardous Substance on, in, under or otherwise related to or in connection with: (A) the properties known as Garden State Plaza located at Paramus, New Jersey, the Bay Fair Mall located at San Leandro, California, the Vallco Fashion Park located at Cupertino, California, Universal Mall located at Warren Michigan or the Westside Pavilion Mall (collectively, the "FORMERLY OWNED PROPERTIES"), or (B) the operation or business of the Formerly Owned Properties; or

              (ii) the operation or violation or liability under of any applicable Environmental Law related to or in connection with the Formerly Owned Properties or the operation or business of the Formerly Owned Properties.

Sellers' obligations under this subsection 6.3(b) shall survive forever.


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

          (c) Sellers agree to indemnify Purchaser Indemnified Parties against and hold Purchaser Indemnified Parties harmless from and in respect of any and all Losses (including, without limitation, fines, penalties, punitive damages and expenses of investigation) directly or indirectly based upon, arising out of, resulting from or relating to those certain matters described in
SCHEDULE 6.3(c).

          6.4 DEFENSE OF CLAIMS. In the case of any claim for indemnification under Section 6.2 or 6.3 arising from a claim of a third party, an indemnified person shall give prompt written notice to the indemnifying person of any claim, suit or demand of which such indemnified person has knowledge and as to which it may request indemnification hereunder. The indemnifying person shall have the right to defend and to direct the defense against any such claim, suit or demand, in its name or in the name of the indemnified person, as the case may be, at the expense of the indemnifying person, and with counsel selected by the indemnifying person unless (i) such claim, suit or demand seeks an order, injunction or other equitable relief against the indemnified person or (ii) the indemnified person shall have reasonably concluded that there is an actual conflict of interest between the indemnified person and the indemnifying person in the conduct of the defense of such claim, suit or demand. The indemnified person shall, at the expense of the indemnifying person, cooperate in the defense of such claim, suit or demand. The indemnified person shall have the right to participate in the defense of any claim, suit or demand with counsel selected by it. The fees and disbursements of such counsel shall be at the expense of the indemnified person; PROVIDED, HOWEVER, that, in the case of any claim, suit or demand described in clause (i) or (ii) of the third preceding sentence or as to which the indemnifying person shall not in fact have employed counsel to assume the defense of such claim, suit or demand, the fees and disbursements of such counsel shall be at the expense of the indemnifying person. The indemnifying person may not settle any claim, suit or demand for which an indemnified person has sought indemnification under Section 6.2 or 6.3 without the prior written consent of such indemnified person (which consent shall not be unreasonably withheld). The indemnifying person shall have no indemnification obligations with respect to any such claim, suit or demand which shall be settled by the indemnified person without the prior written consent of the indemnifying person (which consent shall not be unreasonably withheld) other than a claim, suit or demand as to which the indemnifying person shall not in fact have employed counsel to assume the defense of such claim, suit or demand within a reasonable time after notice as provided in this Section 6.4.

          6.5 SUBROGATION. To the extent that an indemnifying party pays any amount to any indemnified person pursuant to this Agreement, such indemnifying party shall be subrogated to the rights of such indemnified person with respect to the claim which gave rise to such payment.


                                   ARTICLE VII
                            MISCELLANEOUS AND GENERAL

          7.1 PAYMENT OF EXPENSES. Whether or not the purchase and sale of the Shares shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby, including, without limitation, in connection with any investigation or survey of the properties, business, operations or affairs of the Company and the Subsidiaries. To the extent there are any fees to lenders or third parties to obtain consents to the transfer of the Shares, such fees shall be paid by Sellers. All costs relating to the internal reorganization of the Company and the Subsidiaries requested by Sellers and approved by Purchaser shall be paid by Sellers.

          7.2 MODIFICATION AND AMENDMENT. The parties hereto may modify or amend this Agreement only by written agreement between Sellers and Purchaser.

          7.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed an original instrument, and all such counterparts shall together constitute the same agreement.

          7.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

          7.5 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

          (a)  If to Sellers:

               Westland Park Avenue Corporation
               11601 Wilshire Boulevard, 12th Floor
               Los Angeles, California 90025-1748
               Attention: Mark Stefanek, Treasurer
               Telecopy:  (310) 444-9071

               Westland Holding Company, Inc.
               11601 Wilshire Boulevard, 12th Floor
               Los Angeles, California 90025-1748
               Attention: Mark Stefanek, Vice President
                          and Treasurer
               Telecopy:  (310) 444-9071
               with a copy to:

               Arthur E. Schramm, Jr.
               11601 Wilshire Boulevard, 12th Floor
               Los Angeles, California 90025-1748
               Telecopy:  (310) 478-4519

          (b)  if to Purchaser:

               Centermark Properties, Inc.
               11601 Wilshire Boulevard, 12th Floor
               Los Angeles, California 90025-1748
               Attention: Peter Lowy, Executive Vice President
               Telecopy:  (310) 444-9071

               with a copy to:

               Mayer, Brown & Platt
               1675 Broadway, Suite 1900
               New York, New York 10019
               Attention: Jim Carlson
               Telecopy:  (212) 262-1910

          7.6 ENTIRE AGREEMENT. This Agreement, including the schedules hereto and the schedules delivered to Purchaser in connection herewith, and the documents, certificates and instruments referred to herein, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

          7.7 ASSIGNMENT. This Agreement and the rights hereunder shall not be assignable or transferable by Purchaser or Sellers (including by operation of law in connection with a merger or sale of substantially all the assets) without the prior written consent of the other parties; PROVIDED, HOWEVER, that Purchaser may assign its rights to purchase the Shares hereunder to any wholly-owned direct or indirect subsidiary of Purchaser, by operation of law or otherwise, without the prior written consent of Sellers, PROVIDED that no such assignment shall limit or affect Purchaser's obligations hereunder and all references to Purchaser hereunder shall be deemed to also include such wholly-owned subsidiary to which Purchaser has assigned its right to purchase the Shares hereunder. Any purported assignment or transfer made in violation of this Section 7.7 shall be deemed null and void, and shall be of no effect.

          7.8 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          7.9 FURTHER ASSURANCES. From time to time, as and when requested by any party hereto, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of each Seller and Purchaser, on the date first hereinabove written.

                                      WESTLAND PARK AVENUE CORPORATION

                                       By:   /s/ MARK STEFANEK
                                          -----------------------------------
                                          Name:  Mark Stefanek
                                          Title: Treasurer


                                       WESTLAND HOLDING COMPANY, INC.

                                       By:    /s/ MARK STEFANEK
                                          -----------------------------------
                                          Name:  Mark Stefanek
                                          Title: Vice President and Treasurer


                                       CENTERMARK PROPERTIES, INC.


                                       By:    /s/ PETER LOWY
                                          -----------------------------------
                                          Name:  Peter Lowy
                                          Title: Executive Vice President